EXHIBIT 23.1

REPORT AND CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Donegal Group Inc.:

The audits referred to in our report dated March 10, 2017 with respect to the consolidated financial statements of Donegal Group Inc. and subsidiaries (Company) included the related financial statement schedule as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 333-89644, 333-174612, 333-201101 and 333-212723) on Form S-8 and registration statements (Nos. 333-59828 and 333-203746) on Form S-3 of Donegal Group Inc. of our reports dated March 10, 2017, with respect to the consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Donegal Group Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 10, 2017